Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

Press Release

NOBLE CORPORATION PLC ANNOUNCES CASH TENDER OFFERS FOR SENIOR

NOTES BY WHOLLY-OWNED SUBSIDIARY

LONDON, Feb. 25, 2019 /PRNewswire/ — Noble Corporation plc (“Noble-UK”) (NYSE: NE) announced today, on behalf of its indirect, wholly-owned subsidiary, Noble Holding International Limited (“NHIL”), that NHIL has commenced cash tender offers (the “Tender Offers”) for up to an aggregate principal amount that will not result in an Aggregate Purchase Price (as defined below) that exceeds $400,000,000 (subject to increase or decrease by NHIL, the “Aggregate Maximum Tender Amount”) of NHIL’s bonds as identified in the table below (collectively, the “Notes”):

Title of Notes	CUSIP Number(1)	Aggregate Principal Amount Outstanding	Tender Cap		Acceptance Priority Level	Tender Offer Consideration(2)	Early Tender Premium(2)	Total Consideration(2)(3)
4.90% Senior Notes due 2020 (the “2020 Notes”)	65504LAC1	$65,893,000	N/A		1	$925.00	$30.00	$955.00
4.625% Senior Notes due 2021 (the “2021 Notes”)	65504LAF4	$93,142,000	N/A		2	$940.00	$30.00	$970.00
3.95% Senior Notes due 2022 (the “2022 Notes”)	65504LAJ6	$41,706,000	N/A		3	$875.00	$30.00	$905.00
7.75% Senior Notes due 2024 (the “2024 Notes”)	65504LAP2	$800,824,000	N/A		4	$875.00	$30.00	$905.00
5.95% Senior Notes due 2025* (the “2025 Notes”)	65504LAN7	$450,000,000	N/A		5	$870.00	$30.00	$900.00
5.25% Senior Notes due 2042 (the “2042 Notes”)	65504LAK3	$483,619,000	$50,000,000	(4)	6	$610.00	$30.00	$640.00

*	The interest rate for the 2025 Notes has been increased to 7.95% pursuant to the terms of the indenture governing the 2025 Notes.
(1)

No representation is made as to the correctness or accuracy of the CUSIP numbers listed in the Offer to Purchase and Consent Solicitation or the accompanying Letter of Transmittal and Consent or printed on the Notes. They are provided solely for the convenience of holders of the Notes.

(2)

Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by NHIL. Excludes Accrued Interest (as defined below), which will be paid on Notes accepted for purchase as described below.

(3)	Includes the Early Tender Premium (as defined below) for Notes validly tendered prior to the Early Tender Date (as defined below) (and not validly withdrawn) and accepted for purchase by NHIL.
(4)	The aggregate principal amount of the 2042 Notes that may be purchased pursuant to the Tender Offers will not exceed $50,000,000, subject to increase or decrease by NHIL (the “2042 Tender Cap”).

NHIL refers to the aggregate amount that all holders of Notes are entitled to receive, excluding Accrued Interest, for their Notes that are validly tendered and accepted for purchase by NHIL as the “Aggregate Purchase Price.”

In conjunction with the Tender Offers for each of the 2024 Notes and the 2025 Notes, NHIL has also commenced solicitations (each, a “Consent Solicitation” and, collectively, the “Consent Solicitations”) of consents (each, a “Consent” and, collectively, the “Consents”) from holders of such series of Notes to amend certain provisions (the “Proposed Amendments”) of the indenture, dated as of March 16, 2015 (as supplemented, the “2015 Indenture”), among NHIL, Noble-Cayman and Wells Fargo Bank, N.A., as trustee. The Proposed Amendments with respect to a series of Notes would amend the 2015 Indenture to, among other things, eliminate substantially all of the restrictive covenants and certain events of default and modify certain notice requirements for redemption of the applicable series of Notes, in each case applicable to such series of Notes for which the Proposed Amendments are adopted.

If there is a Consent Solicitation with respect to a series of Notes, holders may not tender such Notes without delivering their Consents pursuant to the related Consent Solicitation and may not deliver Consents without tendering their Notes pursuant to the related Tender Offer.

The terms and conditions of the Tender Offers are described in an Offer to Purchase and Consent Solicitation Statement, dated February 25, 2019 (the “Offer to Purchase and Consent Solicitation”), and the accompanying Letter of Transmittal and Consent. The amounts of each series of Notes to be purchased may be prorated as set forth in the Offer to Purchase and Consent Solicitation.

The order of priority for the purchase of the Notes (the “Acceptance Priority Levels”) is shown in the table above, with 1 being the highest Acceptance Priority Level and 6 being the lowest Acceptance Priority Level. The Tender Offers and the Consent Solicitations will expire at midnight, New York City time, at the end of the day on March 22, 2019, unless extended by NHIL with respect to any Tender Offer (such date and time, as it may be extended, the “Expiration Date”). No tenders of Notes or deliveries of related Consents submitted after the Expiration Date will be valid.

Subject to the terms and conditions of the Tender Offers and the Consent Solicitations, the consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by NHIL pursuant to the Tender Offers will be the tender offer consideration for such series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to 5:00 p.m., New York City time, on March 8, 2019 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase by NHIL pursuant to the Tender Offers will receive the applicable Tender Offer Consideration for such series, plus the applicable early tender premium for such series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”), subject to the terms and conditions of the Tender Offers and the Consent Solicitations. Holders of Notes that are validly tendered (with Consents that have been validly delivered, if applicable) after the Early Tender Date but before the Expiration Date and accepted for purchase by NHIL pursuant to the Tender Offers will not be eligible to receive the Early Tender Premium.

All Notes validly tendered and accepted for purchase by NHIL pursuant to the Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as defined below) (“Accrued Interest”).

Tendered Notes may be validly withdrawn from the Tender Offers, and delivered Consents may be revoked, at or prior to 5:00 p.m., New York time, on March 8, 2019, unless extended by NHIL with respect to any Tender Offer (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders who validly tender their Notes (and validly deliver any related Consents) after the Withdrawal Deadline, but prior to the Expiration Date, may not validly withdraw their tendered Notes (or validly revoke their Consents).

NHIL reserves the right, but is under no obligation, to increase or decrease the Aggregate Maximum Tender Amount or the 2042 Tender Cap at any time, in each case without extending the Early Tender Date or the Withdrawal Deadline for any Tender Offer or otherwise reinstating withdrawal or revocation rights of holders, subject to applicable law, which could result in NHIL purchasing a greater or lesser amount of Notes in the Tender Offers.

NHIL reserves the right, but is under no obligation, at any point following the Early Tender Date and before the Expiration Date, subject to the satisfaction or waiver of the conditions to the Tender Offers and the Consent Solicitations, to accept for purchase any Notes validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to the Early Tender Date (the settlement date of such purchase being the “Early Settlement Date”), subject to the Aggregate Maximum Tender Amount, the 2042 Tender Cap, the Acceptance Priority Levels and proration. The Early Settlement Date will be determined at NHIL’s option and is currently expected to occur on March 12, 2019, the second business day after the Early Tender Date, subject to all conditions to the Tender Offers and the Consent Solicitations having been either satisfied or waived by NHIL. On such Early Settlement Date, NHIL will accept Notes validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to the Early Tender Date, subject to the Aggregate Maximum Tender Amount, the 2042 Tender Cap, the Acceptance Priority Levels and proration. NHIL will purchase any remaining Notes that have been validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to the Expiration Date and that NHIL chooses to accept for purchase, subject to all conditions to the Tender Offers and the Consent Solicitations having been either satisfied or waived by NHIL, promptly following the Expiration Date (the settlement date of such purchase being the “Final Settlement Date”; the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”), subject to the Aggregate Maximum Tender Amount, the 2042 Tender Cap, the Acceptance Priority Levels and proration. The Final Settlement Date is expected to occur on March 26, 2019, the second business day following the Expiration Date, assuming that the conditions to the Tender Offers and the Consent Solicitations are satisfied or waived and Notes having an aggregate purchase price equal to the Aggregate Maximum Tender Amount are not purchased on the Early Settlement Date. Notes accepted on the Final Settlement Date, if any, will be accepted subject to the Aggregate Maximum Tender Amount, the 2042 Tender Cap, the Acceptance Priority Levels and proration.

Subject to the Aggregate Maximum Tender Amount, the 2042 Tender Cap and proration, NHIL will accept Notes for purchase as follows: (1) with respect to Notes tendered at or before the Early Tender Date, all Notes tendered at or before the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered at or before the Early Tender Date having a lower Priority Acceptance Level are accepted and (2) with respect to Notes tendered after the Early Tender Date, all Notes validly tendered after the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Date having a lower Acceptance Priority Level are accepted. For the avoidance of doubt, if the Tender Offers are not fully subscribed as of the Early Tender Date, Notes tendered at or before the Early Tender Date will be accepted for purchase in priority to other Notes tendered after the Early Tender Date, even if Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would result in an Aggregate Purchase Price for such Notes that exceeds the Aggregate Maximum Tender Amount. Acceptance for tenders of 2042 Notes may be subject to proration if the aggregate principal amount of 2042 Notes validly tendered and not validly withdrawn would exceed the 2042 Tender Cap. In the event of any proration of a series of Notes, if there is a Consent Solicitation with respect to such series of Notes, the Consents delivered with respect to such series of Notes shall be null and void and the Requisite Consent will be deemed not to have been obtained with respect to such series of Notes. If the aggregate principal amount of Notes validly tendered at or before the Early Tender Date results in an Aggregate Purchase Price that equals or exceeds the Aggregate Maximum Tender Amount, NHIL will not accept for purchase any Notes tendered after the Early Tender Date, and if the aggregate principal amount of 2042 Notes validly tendered at or before the Early Tender Date equals or exceeds the 2042 Tender Cap, NHIL will not accept for purchase any 2042 Notes tendered after the Early Tender Date, unless the Aggregate Maximum Tender Amount or the 2042 Tender Cap is increased, as applicable.

None of the Tender Offers is conditioned upon the tender of a minimum amount of Notes, the consummation of any other Tender Offer in respect of any other series of Notes or obtaining any Requisite Consent (as defined below). The adoption of the Proposed Amendments with respect to any series of Notes is not conditioned upon the consummation of any other Consent Solicitation or adoption of the Proposed Amendments in respect of any other series of Notes or obtaining any Requisite Consent with respect to any other series of Notes.

NHIL intends to execute a supplement to the 2015 Indenture (the “Supplemental Indenture”) with the applicable trustee with respect to the Proposed Amendments applicable to a series of Notes if the requisite consents to effect such Proposed Amendments (the “Requisite Consents”) are received and not revoked or nullified with respect to such series of Notes, as described in the Offer to Purchase and Consent Solicitation. Assuming that the Requisite Consents applicable to a series of Notes are received and not revoked or nullified, it is expected that the Supplemental Indenture will be entered into promptly following the later of the receipt of such Requisite Consents and the Withdrawal Deadline with respect to such series of Notes. The Supplemental Indenture will effect the Proposed Amendments only with respect to such series of Notes for which the applicable Requisite Consents were received and not revoked or nullified.

The Supplemental Indenture will become effective upon execution, but will provide that the Proposed Amendments applicable to a series of Notes will not become operative unless NHIL accepts the applicable Notes satisfying the Requisite Consent with respect to such series of Notes required for purchase in the applicable Tender Offer. In the event of any proration of a series of Notes, if there is a Consent Solicitation with respect to such series of Notes, the Consents delivered with respect to such series of Notes shall be null and void and the Requisite Consent will be deemed not to have been obtained with respect to such series of Notes. Additionally, if a Tender Offer or the related Consent Solicitation with respect to a series of Notes is terminated or withdrawn, the 2015 Indenture will remain in effect in its present form with respect to such series of Notes unless the Requisite Consents with respect to the Proposed Amendments applicable to such series of Notes are otherwise obtained. The Proposed Amendments constitute a single proposal with respect to each applicable series of Notes, and a consenting holder of Notes must deliver a Consent to the Proposed Amendments with respect to such series of Notes as an entirety and may not consent selectively with respect to certain of the Proposed Amendments applicable to a series of Notes.

NHIL may individually amend, extend or, subject to certain conditions and applicable law, terminate each Tender Offer or Consent Solicitation at any time in its sole discretion.

Full details of the terms and conditions of the Tender Offers and the Consent Solicitations are described in the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent, which are being sent by NHIL to holders of the Notes. Holders of the Notes are encouraged to read these documents, as they contain important information regarding the Tender Offers and the Consent Solicitations.

NHIL has retained J.P. Morgan Securities LLC to act as the dealer manager for the Tender Offers and the solicitation agent for the Consent Solicitations. Questions and requests for assistance regarding the terms of the Tender Offers and the Consent Solicitations should be directed to J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-3424 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation and other documents relating to the Tender Offers and the Consent Solicitations may be directed to D.F. King & Co., Inc., the tender agent and information agent for the Tender Offers, at (212) 269-5550 (for banks and brokers only) or (866) 721-1324 (toll-free) (for all others) or ne@dfking.com.

None of NHIL, Noble-UK, Noble-Cayman, their respective boards of directors or directors, the dealer manager and solicitation agent, the tender agent and information agent or the trustees with respect to the Notes or any of NHIL’s, Noble-UK’s or Noble-Cayman’s respective affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers or deliver any Consents pursuant to the Consent Solicitations, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if applicable, to deliver their Consents, and, if so, the principal amount of Notes as to which action is to be taken.

The Tender Offers and the Consent Solicitations are only being made pursuant to the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. The Tender Offers and the Consent Solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers and the Consent Solicitations are required to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations will be deemed to be made on behalf of NHIL by the dealer manager and solicitation agent, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward-Looking Disclosure Statement

Statements in this press release regarding activities or events that may occur in the future, including statements about the Tender Offers and the Consent Solicitations, rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our future financial position, business strategy, impairments, repayment of debt, credit ratings, liquidity, borrowings under our credit facilities or other instruments, sources of funds, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, reactivation, refurbishment, conversion and upgrade of rigs, shipyard risks and timing, delay in mobilization of rigs, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor and spare parts, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing or results of acquisitions or dispositions, and timing for compliance with any new regulations, as well as any other statements in this release that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside the U.S., actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, litigation, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in Noble-UK’s most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble-UK, a public limited company incorporated under the laws of England and Wales. Noble-Cayman performs, through its subsidiaries, contract drilling services with a global fleet of mobile offshore drilling units.

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, contract drilling services with a global fleet of mobile offshore drilling units.

SOURCE Noble Corporation

Jeffrey L. Chastain, Vice President – Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com